Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-264769

Prospectus Supplement No. 4

(to Prospectus dated May 13, 2022)

Up to 12,380,260 Shares

CBL & ASSOCIATES PROPERTIES, INC.

Common Stock

This prospectus supplement (“Prospectus Supplement No. 4”) is being filed to update and supplement the information contained in the prospectus dated May 13, 2022 (as supplemented to date, the “Prospectus”) related to the resale or other disposition by the selling stockholders (the “Selling Stockholders”) identified in the Prospectus of up to an aggregate of 12,380,260 shares of common stock, par value $0.001 per share, of CBL & Associates Properties, Inc. (“CBL,” the “Company,” ”we,” “our” or “us”), with the information contained in Item 8.01 of our Current Report on Form 8-K dated June 30, 2022, filed with the Securities and Exchange Commission (“SEC”) on June 30, 2022 (the “June 30, 2022 Form 8-K”).  Accordingly, we have attached the June 30, 2022 Form 8-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto.  This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “CBL.”  On June 29, 2022, the last sale price of our common stock, as reported on the NYSE was $22.47 per share.

We are not selling any securities under the Prospectus and will not receive any of the proceeds from the sale of shares of our common stock by the Selling Stockholders.  We have agreed to bear all fees and expenses (excluding any underwriting discounts or commissions or transfer taxes, if any, of any Selling Stockholder) incident to the registration of the securities covered by the Prospectus.

 Investing in us involves a high degree of risk. See “Risk Factors” beginning on page 6 of the Prospectus and in any applicable prospectus supplement for a discussion of the risks that should be considered in connection with an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 30, 2022

UNITED STATES OF AMERICA

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  June 30, 2022

CBL & ASSOCIATES PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12494	62-1545718
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2030 Hamilton Place Blvd., Suite 500, Chattanooga, TN 37421-6000

(Address of principal executive office, including zip code)

423-855-0001

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered under Section 12(b) of the Act:

Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	CBL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On June 30, 2022, CBL & Associates Properties, Inc. (the “Company” or “CBL”), issued a press release announcing that the Company’s Board of Directors had declared a dividend of $0.25 per common share for the quarter ending June 30, 2022, payable in cash on July 20, 2022 to shareholders of record as of July 11, 2022.  The Company also announced its current outlook for dividend payments for the remainder of 2022, based on the anticipated payment of the minimum distribution (at least 90% of taxable income) required to maintain CBL’s status as a real estate investment trust (REIT).

A copy of the press release announcing the dividend information is attached hereto as Exhibit 99.1 and is incorporated herein by reference and constitutes part of this report.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description
99.1	Press Release - CBL Properties Establishes Regular Quarterly Common Stock Dividend.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBL & ASSOCIATES PROPERTIES, INC.

Date: June 30, 2022	/s/ Farzana Khaleel
Farzana Khaleel
Executive Vice President -
Chief Financial Officer and Treasurer

Exhibit 99.1

News Release

Investor Contact: Katie Reinsmidt, Executive Vice President & Chief Investment Officer, 423.490.8301, Katie.Reinsmidt@cblproperties.com

CBL PROPERTIES ESTABLISHES REGULAR QUARTERLY COMMON STOCK DIVIDEND

CHATTANOOGA, Tenn. (June 30, 2022) – CBL Properties (NYSE:CBL) today announced that its Board of Directors has established a regular quarterly cash dividend.  The Board of Directors declared a dividend of $0.25 per common share, payable in all cash, for the quarter ending June 30, 2022.  The dividend, which equates to an annual dividend payment of $1.00 per common share, is payable on July 20, 2022, to shareholders of record as of July 11, 2022.

“It is an important milestone for CBL to reestablish a regular quarterly cash dividend,” said Stephen Lebovitz, chief executive officer.  “Our strong operating performance and recent attractive financing activity have further enhanced our substantial cash flow generation and contributed to a cash position of over $335 million as of March 31.  We are pleased to share this success through this cash distribution, which is the first step in a broader plan to create and return value to our shareholders.”

Future Regular and Special Dividends

CBL anticipates paying out the minimum distribution (at least 90% of taxable income) required to maintain its status as a Real Estate Investment Trust (REIT).  CBL currently expects to pay regular quarterly dividends for the third and fourth quarters of 2022 in addition to the second quarter dividend declared today.

In addition, based on current projections of taxable income for the twelve months ended December 31, 2022, CBL currently expects to distribute a special one-time dividend in the range of $75 to $125 million to meet minimum distribution requirements.  The exact amount of the special dividend will be determined by CBL’s Board of Directors in the fourth quarter and will be subject to the Board’s ongoing review of the Company’s financial performance over the remainder of the year in relation to current projections.  Subject to IRS guidelines, the special dividend may be distributed in all cash or in a combination of cash and common stock, as determined at the time by CBL’s Board of Directors.

About CBL Properties

Headquartered in Chattanooga, TN, CBL Properties owns and manages a national portfolio of market-dominant properties located in dynamic and growing communities. CBL’s owned and managed portfolio is comprised of 95 properties totaling 59.6 million square feet across 24 states, including 57 high-quality enclosed malls, outlet centers and lifestyle retail centers as well as more than 30 open-air centers and other assets. CBL seeks to continuously strengthen its company and portfolio through active management, aggressive leasing and profitable reinvestment in its properties. For more information visit cblproperties.com.

Information included herein contains “forward-looking statements” within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein, for a discussion of such risks and uncertainties.

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